                                                                     EXHIBIT 2.3

================================================================================

                           RECAPITALIZATION AGREEMENT

                            Dated as of March 6, 1998

                                      Among

                               ECCA MERGER CORP.,

                       EYE CARE CENTERS OF AMERICA, INC.,

                                       and

                            THE SELLERS NAMED HEREIN

================================================================================

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I

Definitions

      1.1   Defined Terms....................................................1
      1.2   Other Definitions...............................................11

ARTICLE II

The Recapitalization

      2.1   The Merger......................................................11
      2.2   Effective Time; Closing.........................................12
      2.3   Articles of Incorporation and By-Laws...........................12
      2.4   Directors and Officers..........................................12
      2.5   Company Actions Prior to the Effective Time.....................13
      2.6   Effect on Capital Stock.........................................14
      2.7   Capital Stock of Newco..........................................16
      2.8   Exchange of Certificates........................................16
      2.9   Dissenter's Rights..............................................17
      2.10  Stock Transfer Books............................................18
      2.11  No Further Ownership Rights in Company Stock....................18
      2.12  Lost, Stolen or Destroyed Certificates..........................18
      2.13  Adjustments to Merger Consideration.............................18
      2.14  Authorization of Merger and this Agreement;
               Waiver of Dissenter's Rights.................................21
      2.15  Further Action..................................................22
      2.16  Reservation of Right to Revise Transaction......................22

ARTICLE III

Representations and Warranties

      3.1   Representations and Warranties of the Company and the Sellers...22
      3.2   Representations and Warranties of Newco.........................40

ARTICLE IV

 Conditions to Closing

      4.1   Conditions to the Obligations of Sellers and Newco..............42

                                                                           Page
                                                                           ----

      4.2   Conditions to the Obligations of Newco..........................42
      4.3   Conditions to the Obligations of the Sellers....................44

ARTICLE V

Covenants

      5.1   Interim Operations of the Company...............................45
      5.2   Access by Newco; Confidentiality................................47
      5.3   Consents and Reasonable Best Efforts............................48
      5.4   Notification of Certain Matters.................................49
      5.5   Publicity.......................................................49
      5.6   Notice of Cancellation..........................................49
      5.7   Senior Notes Offer..............................................49
      5.8   Employee Benefits...............................................50
      5.9   Non-solicitation of Employees...................................50
      5.10  Further Assurances..............................................50
      5.11  Exclusivity.....................................................51

ARTICLE VI

Survival

      6.1   Survival of Representations, Warranties and Covenants...........51

ARTICLE VII

Miscellaneous

      7.1   Payment of Expenses.............................................51
      7.2   Waiver of Conditions............................................51
      7.3   Termination.....................................................52
      7.4   Schedules.......................................................53
      7.5   Counterparts....................................................53
      7.6   Governing Law...................................................53
      7.7   Notices.........................................................53
      7.8   Entire Agreement, etc...........................................54
      7.9   Captions........................................................54
      7.10  Tax Matters.....................................................55
      7.11. Seller Representative...........................................56

EXHIBITS

A     Form of Plan of Merger
B     Form of Company's Charter
C     Form of Opinion of Counsel to the Company
D     Form of Non-Competition Agreement
E     Form of Opinion of Counsel to Newco

SCHEDULES

Schedule 2.5             Sale and Purchase of the Securities
Schedule 2.6(g)          Rollover Shares
Schedule 3.1(c)          Authorized Capital
Schedule 3.1(e)          Consents and Approvals (Company and Sellers)
Schedule 3.1(g)          Compliance with Law
Schedule 3.1(h)(i)   Lease Consents
Schedule 3.1(h)(ii)  Owned Real Property
Schedule 3.1(h)(iii) Title and Leasehold Exceptions
Schedule 3.1(i)          Subsidiaries
Schedule 3.1(j)          Contracts and Commitments
Schedule 3.1(l)          Certain Changes
Schedule 3.1(m)      Certain Liabilities
Schedule 3.1(n)          Plans
Schedule 3.1(o)          Litigation
Schedule 3.1(p)          Taxes
Schedule 3.1(q)          Intellectual Property
Schedule 3.1(r)          Environmental Matters
Schedule 3.1(s)          Material Insurance Policies
Schedule 3.1(u)          Employee Matters
Schedule 3.1(v)          Contingent Payments

                           RECAPITALIZATION AGREEMENT

            RECAPITALIZATION AGREEMENT (this "Agreement"), dated as of March 6, 1998, among ECCA Merger Corp., a Delaware corporation ("Newco"), Eye Care Centers of America, Inc., a Texas corporation (the "Company"), and the Sellers identified on the signature pages to this Agreement (the "Sellers").

            WHEREAS, the Sellers collectively own of record or beneficially substantially all of the issued and outstanding capital stock of the Company and all other securities of the Company that are convertible into or exercisable or exchangeable for shares of capital stock of the Company other than the Class A Warrants and the BNP Warrant (as such terms are defined herein); and

            WHEREAS, each Seller owns (a) that number of shares ("Outstanding Shares") of Common Stock, par value $.01 per share ("Common Stock"), of the Company, (b) that number of shares ("Preferred Shares") of Preferred Stock (as defined herein) of the Company, (c) that number of Class B Warrants (as defined herein) of the Company and (d) Employee Options (as defined herein) to purchase that number of shares of Common Stock of the Company, in each case as is set forth opposite such Seller's name on Schedule 2.5; and

            WHEREAS, the Boards of Directors of the Company and Newco have each determined that it is advisable to effect a recapitalization of the Company by means of a merger of Newco with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

            WHEREAS, in furtherance of the Merger, the Boards of Directors of the Company and Newco have each approved the merger of Newco with and into the Company in accordance with the applicable provisions of the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law ("DGCL"), respectively;

            NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions

            1.1 Defined Terms. For purposes of this Agreement, including the Exhibits and Schedules hereto, the following terms have the meanings assigned to them:

            "Actions" has the meaning specified in Section 3.1(o).

            "Adjusted Net Working Capital" has the meaning specified in
Section 2.13(b).

            "Adjustment Date" has the meaning specified in Section 2.13(b).

            "Affiliate" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. For purposes of this definition and as used elsewhere in this Agreement, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote 10% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Aggregate Funding Amount" has the meaning specified in Section 2.6(a).

            "Aggregate Merger Consideration" has the meaning specified in
Section 2.6(a).

            "Agreement" means this Recapitalization Agreement and includes the Exhibits and Schedules hereto.

            "Applicable Laws" means any federal, state, local or foreign statute, law or ordinance, or any regulation, rule, order, policy or procedures of any Governmental Authority, including without limitation any of the foregoing which relate to fraud and abuse, kick-backs, false claims, physician referrals, antitrust matters and Environmental Laws.

            "BNP" means Banque Nationale de Paris.

            "BNP Warrant" means the warrant to purchase Common Stock of the Company held by BNP.

            "BNP Warrant Shares" has the meaning specified in Section 2.6(f).

            "Business Day" means any day other than a Saturday, Sunday or day on which banks are required or authorized to close in The City of New York.

            "CAI Credit Agreement" means the Amended and Restated Credit Agreement, dated as of October 7, 1993, by and among the Company, Credit Agricole Indosuez, New York Branch, and the Lending Institutions named therein, as amended through the date hereof.

            "Certificate" has the meaning specified in Section 2.8(a).

            "Class A Warrant Agreement" means the Warrant Agreement, dated as of October 7, 1993, between the Company (formerly Eye Care Holdings, Inc.) and United States Trust Company of New York, Warrant Agent.

            "Class A Warrantholder" means a "Holder" as defined under the Class A Warrant Agreement.

            "Class A Warrants" means the warrants to acquire Common Stock issued under the Class A Warrant Agreement.

            "Class A Warrant Shares" has the meaning specified in Section
2.6(d).

            "Class B Warrant Agent" means United States Trust Company of New York, as Warrant Agent under the Class B Warrant Agreement.

            "Class B Warrant Agreement" means the Warrant Agreement, dated as of September 27, 1996, between the Company and United States Trust Company of New York, as Warrant Agent.

            "Class B Warrantholder" means each Seller having any number of Class B Warrants set forth opposite such Seller's name on Schedule 2.5.

            "Class B Warrants" means the Class B Warrants to Purchase Common Stock issued under the Class B Warrant Agreement.

            "Class B Warrant Shares" has the meaning specified in Section
2.5(a).

            "Closing" has the meaning specified in Section 2.2.

            "Closing Date" has the meaning specified in Section 2.2.

            "Closing Time" means the time the Closing actually occurs on the Closing Date.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Common Exchange Shares" means all Common Shares as to which the Seller or Sellers owning such shares have elected to exchange such Common Shares for shares of New Preferred Stock, as set forth on Schedule 2.6(g).

            "Common Shares" means, collectively, the Outstanding Shares, the Deferred Shares and the Class B Warrant Shares outstanding immediately prior to the Effective Time.

            "Common Stock" has the meaning specified in the recitals hereto.

            "Company" means Eye Care Centers of America, Inc., a Texas corporation.

            "Company Transaction Expenses" means the out-of-pocket fees and expenses, including fees and expenses of accountants, attorneys and financial advisers, incurred by the Company and the Sellers in connection with the negotiation, preparation, documentation and closing of the transactions contemplated by this Agreement (including the Senior Notes Offer). Company Transaction Expenses also shall include an aggregate of up to $150,000 of signing bonuses paid by the Company after the date of this Agreement and prior to the Closing Date to senior executive officers hired by the Company during such time. In no event shall Company Transaction Expenses include any premium, penalty or interest accrued, paid or payable in respect of the Senior Notes or any of them.

            "Confidentiality Agreement" has the meaning specified in Section 5.2(c).

            "Contract" means any agreement, lease, contract, note, purchase order, instrument, order, mortgage, indenture, commitment, arrangement, understanding or other similar obligation, whether written or oral.

            "Consultants" has the meaning specified in Section 3.1(n).

            "Deferred Shares" has the meaning specified in Section 2.5(f).

            "Deferred Stock Plan Participant" means each participant having a Deferred Stock Account under the Company's Deferred Stock Plan as of the date of this Agreement.

            "DGCL" has the meaning specified in the recitals hereto.

            "Directors" has the meaning specified in Section 3.1(n).

            "Dissenter's Shares" has the meaning specified in Section 2.9.

            "Effective Date" has the meaning specified in Section 2.2.

            "Effective Time" has the meaning specified in Section 2.2.

            "Employee" has the meaning specified in Section 3.1(n).

            "Employee Option" means each outstanding option, whether or not vested, to purchase Common Stock, as set forth in Appendix 3.1(c)(1).

            "Employee Optionholder" means each Person listed in Appendix 3.1(c)(1) as a holder of Employee Options.

            "Employee Option Shares" means the shares of Common Stock subject to the Employee Options.

            "Encumbrance" means any lien, charge, encumbrance, security interest, pledge, equity, beneficial interest of others, option, warrant, call, restriction (other than restrictions on resale without registration arising under federal or state securities laws) or claim of third party rights of any nature.

            "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding, request for information or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Substances at any location, whether or not owned, leased or operated by the Company or any Subsidiary or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

            "Environmental Laws" means all applicable national, state, provincial and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar national, state, provincial and local laws.

            "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for each of the Company and the Subsidiaries and the operations of each of the Company's and the Subsidiaries' facilities and otherwise to conduct its business under Environmental Laws.

            "ERISA" has the meaning specified in Section 3.1(n).

            "ERISA Affiliate" has the meaning specified in Section 3.1(n).

            "ERISA Affiliate Plan" has the meaning specified in Section 3.1(n).

            "Ernst & Young" means Ernst & Young LLP, independent accountants to the Company.

            "Estimated Closing Date Balance Sheet" has the meaning specified in
Section 2.13(a).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Exchange Agent" has the meaning specified in Section 2.8(b).

            "Excluded Shares" has the meaning specified in Section 2.6(b).

            " Final Balance Sheet" has the meaning specified in Section 2.13(b).

            "Financing Deadline" has the meaning specified in Section 5.3(c).

            "Financing Letters" means the Fund IV Letter and the letters, dated March 5, 1998, previously delivered to the Company, providing for the respective commitments of Bankers Trust Company, Merrill Lynch Capital Corporation and Bankers Trust New York Corporation to provide senior and subordinated debt financing for the Recapitalization.

            "Fund IV" means Thomas H. Lee Equity Fund IV, L.P.

            "Fund IV Letter" means the commitment letter of Fund IV, dated March 5, 1998, delivered to Newco and the Company providing for the commitment of Fund IV to provide equity financing for the Recapitalization.

            "GAAP" means generally accepted accounting principles in the United States.

            "Governmental Authority" means any federal, state, local or foreign court, tribunal, governmental department, agency, board or commission, regulatory authority or other governmental body or instrumentality.

            "Hazardous Substances" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable regulations promulgated thereunder.

            "Independent Firm" has the meaning specified in Section 2.13(b).

            "Indicative Net Working Capital" has the meaning specified in
Section 2.13(a).


            "Insurance Policies" has the meaning specified in Section 3.1(s).

            "Intellectual Property" has the meaning specified in Section 3.1(q).

            "Investor Sellers" means Indosuez Eye Care Partners and Richard W. Roberson.

            "KPMG" means KPMG Peat Marwick LLP, independent accountants to
Newco.

            "Lease Agreements" has the meaning specified in Section 3.1(h).

            "Lease Consents" has the meaning specified in Section 3.1(h).

            "Liquidation Preference per Preferred Share" means $100, plus (i) accumulated unpaid dividends on each share of Preferred Stock (whether or not declared) to the Closing Date and (ii) interest on the amount in clause (i) at a rate equal to 8% per annum, accrued from the date on which such unpaid dividends were accumulated to the Closing Date.

            "Major Marks" has the meaning specified in Section 3.1(q).

            "Management Sellers" means all of the Sellers other than the Investor Sellers.

            "Material Adverse Effect" means a material adverse effect on the financial condition, properties, business, prospects or results of operations of the Company and the Subsidiaries, considered as a whole.

            "Material Contract" has the meaning specified in Section 3.1(j).

            "Merger" has the meaning specified in the recitals hereto.

            "Newco" has the meaning specified in the recitals hereto.

            "New Preferred Stock" means the Preferred Stock of the Surviving Corporation having the designations, rights, preferences and limitations as agreed by Fund IV.

            "Net Working Capital" means, with respect to a consolidated balance sheet of the Company and its Subsidiaries as of any date, (x) the sum of accounts and notes receivable, inventory, and other current assets, MINUS (y) the sum of accounts payable, accrued liabilities, taxes payable and other current liabilities. In no event shall Net Working Capital be reduced by the current portion of long-term debt, accrued interest, the Samit Earnout Payment, or accrued Severance and Change in Control Payments.

            "Objection" has the meaning specified in Section 2.13(b).

            "Optometrists" has the meaning specified in Section 3.1(g).

            "Outstanding Shares" has the meaning specified in the recitals hereto.

            "Owned Real Property" has the meaning specified in Section 3.1(h).

            "PBGC" has the meaning specified in Section 3.1(n).

            "Pension Plan" has the meaning specified in Section 3.1(n).

            "Permits" means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws (including Environmental Laws) and governmental or regulatory bodies and all industry or other non-governmental self-regulatory organizations.

            "Permitted Encumbrances" has the meaning specified in Section
3.1(h).

            "Per Share Merger Consideration" has the meaning specified in
Section 2.6(a).

            "Person" means an individual, corporation, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable law.

            "Plans" has the meaning specified in Section 3.1(n).

            "Preferred Shares" has the meaning specified in the recitals hereto.

             "Preferred Stock" means the Series A Cumulative Mandatorily Redeemable Exchangeable Pay-in-Kind Preferred Stock, par value $.01 per share, of the Company.

            "Preferred Stockholder" means each Seller having any number of shares of Preferred Stock set forth opposite such Seller's name on Schedule 2.5.

            "Pro Rata Share" means, with respect to each holder of securities of the Company entitled to receive the applicable Per Share Merger Consideration under Article II, a fraction, the numerator of which is the aggregate Per Share Merger Consideration for all of such securities of such holder and the denominator of which is the Aggregate Merger Consideration.

            "Recapitalization" means all of the transactions contemplated in
Article II, collectively.

            "Relevant Group" has the meaning specified in Section 3.1(p).

            "Retained Common Shares" means all Common Shares as to which the Seller or Sellers owning such shares have elected to retain such Common Shares, as set forth on Schedule 2.6(g).

            "Rollover Shares" means all Retained Common Shares and all Common Exchange Shares.

            "Samit Acquisition Agreements" means the second and sixth Contracts identified on Schedule 3.1(j) under the caption "Documents Relating to the Acquisition by the Company of The Samit Group, Inc."

            "Samit Earnout Payment" has the meaning specified in Section 3.1(v).

            "Securities Act" means the Securities Act of 1933, as amended.

            "Seller Representative" means Desai Capital Management Incorporated.

            "Sellers" has the meaning specified in the recitals hereto.

            "Senior Notes" means the 12% Senior Notes due 2003 of the Company issued under the Senior Note Indenture.

            "Senior Note Indenture" means the Indenture, dated as of October 7, 1993, between the Company (formerly Eye Care Holdings, Inc.) and United States Trust Company of New York, as Trustee.

            "Senior Notes Offer" has the meaning specified in Section 5.7.

            "Severance and Change in Control Payments" means the aggregate amount of cash payments required to satisfy in full the Company's obligations under any severance, employment, consulting, change-in-control or similar agreement in force as of the date hereof, as set forth on Schedule 3.1(j), upon the consummation of the Merger.

            "Shareholders Agreement" means the Amended and Restated Shareholders Agreement, dated as of March 31, 1994, by and among the Company and the Shareholders listed therein.

            "Subsidiary" means any Person in which the Company directly or indirectly beneficially owns more than 50% of the outstanding capital stock or other ownership interests, or has the right, directly or indirectly, to elect a majority of the board of directors or other body performing similar functions.

            "Surviving Corporation" has the meaning specified in Section 2.1.

            "Tax" means all federal, state, local and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative minimum, and estimated) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company, any Subsidiary or any Affiliate, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any liability.

            "Tax Losses" has the meaning specified in Section 3.1(p).

            "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax, information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, combined, unitary or consolidated returns for any group of entities that include the Company or any Subsidiary.

            "TBCA" has the meaning specified in the recitals hereto.

            "Transfer Taxes" has the meaning specified in Section 7.10(c).

            "VisionWorks Acquisition Agreement" means the Stock Purchase Agreement, dated August 15, 1996, among the Company, VisionWorks Holdings, Inc. and the stockholders of VisionWorks Holdings, Inc.

            "Year-End Financial Statements" has the meaning specified in
Section 3.1(k).

            1.2 Other Definitions. Capitalized terms not otherwise defined in
Section 1.1 hereof shall have the respective meanings assigned to them elsewhere in this Agreement. The words "he", "him" and "his" as used herein shall be deemed to refer equally to the female gender.

                                   ARTICLE II

                              The Recapitalization

            2.1 The Merger. At the Effective Time (as defined in Section 2.2):
Newco shall merge with and into the Company; the corporate existence of the Company shall continue; and the separate existence of Newco shall cease. All rights, title and interests to all real estate and other property owned by the Company and Newco shall be allocated to and vested in the Company without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon. At the Effective Time, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of the Company and Newco, and any proceeding pending by or against the Company or Newco may be prosecuted as if the Merger had not occurred or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger. The Merger shall have other effects as provided for in Article 5.06 of the TBCA. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation". At the Closing, the Company and Newco shall execute and deliver a Plan of Merger in substantially the form attached hereto as EXHIBIT A (the "Plan of Merger").

            2.2 Effective Time; Closing. Subject to satisfaction or waiver of the conditions set forth in Article IV, the parties hereto shall cause the effective date of the Merger (the "Effective Date" or the "Closing Date") to occur on (1) the second Business Day after the day on which all the conditions set forth in Article IV (other than conditions that by their terms may be satisfied only at the Closing) have been satisfied or waived in accordance with the terms of this Agreement or (2) such other date upon which the parties may agree in writing. The parties shall cause the Merger to be consummated by filing Articles of Merger as required by Article 5.04 of the TBCA in the office of the Texas Secretary of State (the record time of such filing being the "Effective Time") and by filing a Certificate of Merger as required by Section 252 of the General Corporation Law of the State of Delaware in the office of the Delaware Secretary of State. A closing with respect to the Merger and the other transactions contemplated hereunder (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the Effective Date.

            2.3 Articles of Incorporation and By-Laws.

            (a) Articles of Incorporation. Upon such Merger, the Articles of Incorporation of the Surviving Corporation shall be substantially in the form attached as EXHIBIT B, with appropriate insertions to Article Four consistent with the equity capital contemplated by the Recapitalization.

            (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time but with such amendments thereto as the parties hereto may mutually agree prior to the Effective Date, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the TBCA, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

            2.4 Directors and Officers. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            2.5 Company Actions Prior to the Effective Time.

            (a) Exercise of Class B Warrants. As soon as practicable after the date hereof but in any event prior to the Effective Time, each Class B Warrantholder shall exercise all of the Class B Warrants held by such Class B Warrantholder for the number of shares of Common Stock (the "Class B Warrant Shares") set forth under the heading "Class B Warrant Shares" on Schedule 2.5 by delivering to the Class B Warrant Agent, in accordance with Section 3.03 of the Class B Warrant Agreement, an Election to Exercise (as defined in the Class B Warrant Agreement) and a number of shares of Preferred Stock having an aggregate Liquidation Preference per Preferred Share equal to the aggregate exercise price for such Class B Warrants, and the Company shall deliver to each Class B Warrantholder the number of Class B Warrant Shares certificates for the number of Class B Warrant Shares for which such Class B Warrants are then exercisable.

            (b) Repurchase of Preferred Shares. As soon as practicable after the date hereof but in any event prior to the Effective Time, the Company shall take action, including by adopting resolutions, giving notice to the Preferred Stockholders and taking any other actions, to repurchase from each Preferred Stockholder as of the Effective Time the number of Preferred Shares equal to (i) the number of Preferred Shares set forth opposite such Preferred Stockholder's name under the heading "Preferred Shares" on Schedule 2.5 LESS (ii) the number of Preferred Shares surrendered to the Company in respect of the exercise of Class B Warrants pursuant to Section 2.5(a), for a purchase price per share equal to the Liquidation Preference per Preferred Share. The execution of this Agreement by each Preferred Stockholder shall constitute a full and irrevocable consent by such Preferred Stockholder to the repurchase of his Preferred Shares on the terms and conditions contained herein.

            (c) Notice to Class A Warrantholders. As soon as practicable after the date hereof but in any event prior to the Effective Time, the Company shall take action, including by adopting resolutions, giving notice to the Class A Warrantholders in accordance with Section 4.04(a) of the Class A Warrant Agreement and taking any other necessary actions, to cause all of the Class A Warrants, after adjustment to the number of shares of Common Stock issuable on exercise of the Class A Warrants as contemplated by Section 8.01 of the Class A Warrant Agreement, on the basis of current market values of the Common Stock determined in good faith by the Board of Directors of the Company, to be retired and canceled as of the Effective Time in accordance with Section 4.04(b) of the Class A Warrant Agreement and on the terms and conditions contained herein.

            (d) Employee Options. As soon as practicable following the date hereof but in any event prior to the Effective Time, the Company shall take action, including by adopting resolutions or taking any other actions, subject to and contingent upon receiving the consent of each Employee Optionholder to the extent such consent is required, to cancel as of the Effective Time, the Employee Options which are outstanding immediately prior to the Effective Time, whether or not such Employee Options to be canceled are then exercisable.

            (e) BNP Warrant. As soon as practicable following the date hereof but in any event prior to the Effective Time, the Company shall take action, including by adopting resolutions or taking any other actions, subject to and contingent upon receiving any consent of BNP that may be required, to cancel as of the Effective Time the BNP Warrant for the consideration provided and otherwise on the terms and conditions contained herein, whether or not such BNP Warrant to be canceled is then exercisable.

            (f) Deferred Shares. As soon as practicable following the date hereof but in any event prior to the Effective Time, the Company shall take action, including by adopting resolutions, amendments to Plans or taking any other actions, subject to and contingent upon any consent of Deferred Stock Plan Participants which may be required, to accelerate the vesting of all shares of Common Stock held for the benefit of the Deferred Stock Plan Participants, as set forth on Schedule 2.5 (the "Deferred Shares"), and to provide for the distribution of such Deferred Shares prior to the Effective Time in connection with the Recapitalization.

            2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or the holders of any of the following securities:

            (a) Conversion of Capital Stock. Each Common Share issued and outstanding immediately prior to the Effective Time (other than the Rollover Shares, Excluded Shares and

Dissenter's Shares) shall be converted into the right to receive the Per Share Merger Consideration (as defined below). The "Aggregate Merger Consideration" shall be equal to $300,000,000, subject to adjustment as provided in Section
2.13 (as adjusted, the "Aggregate Funding Amount"), LESS (i) the total indebtedness of the Company immediately prior to the Effective Time (including without limitation, capitalized lease obligations, the amount required to be deposited in trust for the benefit of the holders of Senior Notes pursuant to
Section 4.2(l) and any other premiums, penalties and interest accrued or payable in respect thereof), LESS (ii) if the Samit Earnout Payment has not been paid in full prior to the Effective Date, the Samit Earnout Payment, LESS (iii) the aggregate Severance and Change in Control Payments, LESS (iv) the aggregate Liquidation Preference per Preferred Share in respect of all of the Preferred Shares, whether surrendered in respect of the exercise of Class B Warrants pursuant to Section 2.5(a) or repurchased by the Company pursuant to Section 2.5(b), LESS (v) the amount of the Company Transaction Expenses in excess of $3,920,000, if any, LESS (vi) the amount of any Transfer Taxes paid by the Company, LESS (vii) the amount by which the Company's cash and cash equivalents as of the Closing Date are less than $2,500,000, PLUS (viii) the aggregate exercise price of all of the Class B Warrants, PLUS (ix) the aggregate exercise price of all Employee Options canceled pursuant to Section 2.5(d), PLUS (x) the exercise price of the BNP Warrant, plus (xi) the aggregate amount of Company Transaction Expenses (not to exceed $3,920,000 in the aggregate). The additions and deductions to the "Aggregate Merger Consideration" shall not be duplicative. The "Per Share Merger Consideration" will be equal to (a) the Aggregate Merger Consideration divided by (b) the number of Common Shares outstanding immediately prior to the Effective Time (including the Outstanding Shares, the Deferred Shares and the Class B Warrant Shares) PLUS the number of Employee Option Shares subject to Employee Options canceled pursuant to Section 2.6(e), PLUS the number of Class A Warrant Shares subject to Class A Warrants retired and canceled pursuant to Section 2.6(d), PLUS the number of BNP Warrant Shares subject to the BNP Warrant canceled pursuant to Section 2.6(f).

            (b) Cancellation. Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time ("Excluded Shares"), if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

            (c) Preferred Stock. At the Effective Time, each Preferred Share repurchased by the Company pursuant to Section 2.5(b) shall be retired and canceled and each Preferred Stockholder shall be entitled to receive an amount in cash, payable at the Effective Time, equal to the product of (x) the number of Preferred Shares repurchased and (y) the Liquidation Preference per Preferred Share.

            (d) Class A Warrants. At the Effective Time, each Class A Warrant shall be canceled and each Class A Warrantholder shall be entitled to receive in respect of such Class A

Warrant an amount in cash, payable at the Effective Time, equal to the product of (x) the number of shares of Common Stock subject to such Class A Warrant ("Class A Warrant Shares") immediately prior to the Effective Time and (y) the excess of the Per Share Merger Consideration over the per share exercise price of such Class A Warrant.

            (e) Employee Options. At the Effective Time, each Employee Option shall be canceled and each Employee Optionholder shall be entitled to receive in respect of such Employee Option an amount in cash, payable at the Effective Time, equal to the product of (x) the number of shares of Common Stock subject to such Employee Option ("Employee Option Shares") immediately prior to the Effective Time and (y) the excess of the Per Share Merger Consideration over the per share exercise price of such Option.

            (f) BNP Warrant. At the Effective Time, the BNP Warrant shall be canceled and BNP shall be entitled to receive an amount in cash, payable at the Effective Time, equal to the product of (x) the number of shares of Common Stock subject to the BNP Warrant ("BNP Warrant Shares") immediately prior to the Effective Time and (y) the excess of the Per Share Merger Consideration over the per share exercise price of the BNP Warrant.

            (g) Rollover Shares. (i) At and after the Effective Time, each Retained Common Share (as determined pursuant to the formula set forth below in this Section 2.6(g)) shall remain outstanding, shall have all of the rights and preferences provided under the Articles of Incorporation of the Surviving Corporation and shall not be entitled to any part of the Aggregate Merger Consideration. The aggregate number of Retained Common Shares shall be equal to the quotient obtained by dividing (x) $5,625,000 by (y) the Per Share Merger Consideration. The number of Retained Common Shares to be retained by each Seller shall be equal to the quotient obtained by dividing (x) the dollar value to be retained by each Seller set forth opposite the name of such Seller under column (2) on Schedule 2.6(g) by (y) the Per Share Merger Consideration. (ii) At and after the Effective Time, each Common Exchange Share (as determined pursuant to the formula set forth below in this Section 2.6(g)) shall be entitled to receive one share of New Preferred Stock and shall not be entitled to any part of the Aggregate Merger Consideration. The aggregate number of Common Exchange Shares to be exchanged for shares of New Preferred Stock shall be equal to the quotient obtained by dividing (x) $2,625,000 by (y) the Per Share Merger Consideration. The number of Common Exchange Shares to be exchanged for shares of New Preferred Stock by each Seller shall be equal to the quotient obtained by dividing (x) the dollar value to be exchanged for New Preferred Stock set forth opposite the name of such Seller under column (3) on Schedule 2.6(g) by (y) the Per Share Merger Consideration.

            2.7 Capital Stock of Newco. All shares of Newco's common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for an aggregate number of validly issued, fully paid and nonassessable shares of Common Stock of the Company equal to the quotient obtained by dividing $69,375,000 by the Per Share Merger Consideration.

            2.8 Exchange of Certificates. (a) At the Closing, each Seller shall deliver certificates to the Surviving corporation (each, a "Certificate"), which immediately prior to the Effective Time represented outstanding Common Shares (other than Retained Common Shares), Preferred Shares. Upon surrender of such a Certificate for cancellation, Certificate so surrendered shall forthwith be canceled and the holder of such Certificate shall be entitled to receive in exchange therefor the type and amount of consideration due in respect thereof calculated in accordance with Section 2.6. All required cash payments to the Sellers shall be paid by wire transfer of immediately available funds at the Closing to the accounts specified by the Sellers not later than one Business Day prior to the Closing Date.

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause an exchange agent selected by it (the "Exchange Agent"), to mail to each holder of record of Class A Warrants (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates which immediately prior to the Effective Time represented Class A Warrants shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as the Company may require, and (ii) instructions for surrendering such Certificates in exchange for the cash consideration such Class A Warrantholder is entitled to receive in respect of such Class A Warrants pursuant to Section 2.6(d). Upon surrender of such Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of such consideration.

            (c) Anything herein to the contrary notwithstanding, no interest or dividends shall accrue or be payable or paid on any portion of the applicable consideration payable to any person pursuant to this Article II. At and after the Effective Time, each holder of a Certificate to be canceled pursuant to this
Section 2.8 shall cease to have any rights as a securityholder of the Company, except for the right to surrender such Certificates in the manner prescribed by this Section 2.8 in exchange for payment of the applicable consideration.

            2.9 Dissenter's Rights. No holder of Common Shares immediately prior to the Effective Time who shall have perfected his dissenter's rights in accordance with Article 5.12 of the TBCA and shall not have effectively withdrawn or lost such holder's right to dissent from the Merger under the TBCA, (each, a "Dissenting Shareholder") shall be entitled to vote or exercise any other rights of a shareholder, including without limitation, any rights to any dividends or other distributions pursuant to this Article II, and any Dissenting Shareholder shall be entitled to receive only the payment as provided by Article
5.12 of the TBCA with respect to Company Shares owned by such Dissenting Shareholder ("Dissenter's Shares"). If any Person who would otherwise be deemed a Dissenting Shareholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Common Shares, such shares shall thereupon be treated as though such shares had been converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.6(a). The Company shall give Newco (i) prompt written notice of any dissenters' demands for payment, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company relating to dissenters' rights and (ii) the opportunity to direct all negotiations with respect to dissenters under the TBCA. The Company shall not, without the prior written consent of Newco, voluntarily make any payment with respect to any demands for payment by Dissenting Shareholders, offer to settle or settle any such demands or approve any withdrawal of such demands.

            2.10 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of capital stock thereafter on the records of the Company.

            2.11 No Further Ownership Rights in Company Stock. The Applicable Merger Consideration delivered upon the surrender of each Certificate in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

            2.12 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed, such Per Share Merger Consideration as may be required pursuant to
Section 2.6.

            2.13 Adjustments to Merger Consideration.

            (a) Adjustment at Closing. Two Business Days prior to the Closing Date, the Company shall deliver or cause to be delivered to Newco a projected consolidated balance sheet (the "Estimated Closing Date Balance Sheet") of the Company and its Subsidiaries as of the Closing Date. The Estimated Closing Date Balance Sheet (i) shall set forth the Net Working Capital as of the Closing Date (the "Indicative Net Working Capital"), without giving effect to the Recapitalization and the transactions contemplated hereby, and (ii) be prepared in accordance with GAAP applied on a basis consistent with the principles, practices and methodologies used in the preparation of the consolidated balance sheet of the Company and its Subsidiaries for the year ended January 3, 1998. the event that the Indicative Net Working Capital is less than $7,000,000 ("Target Net Working Capital"), the Aggregate Funding Amount shall be decreased by the amount of such shortfall and the Aggregate Merger Consideration shall be adjusted accordingly.

            (b) Post-Closing Adjustment. (i) Within 60 days after the Closing Date, the Sellers shall deliver or cause to be delivered to the Company a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, together with an unqualified opinion thereon by Ernst & Young (the "Final Balance Sheet"). All the parties to this Agreement accept, for purposes of the calculation of the adjustment provided for in this Section 2.13(b), the principles, practices and methodologies, consistent with GAAP, used in the preparation of the consolidated balance sheet of the Company and its Subsidiaries for the year ended January 3, 1998.

                  (ii) The Company after the Closing Date shall cause Ernst &
            Young to have access to the records and personnel of the Company reasonably requested by them for purposes of preparing or auditing the Final Balance Sheet. The Company shall cause KPMG to take such reasonable steps as they deem necessary to calculate the Net Working Capital of the Company and its Subsidiaries as of the Closing Date and to review the procedures and materials (including work papers) employed by Ernst & Young in connection therewith. Not later than 30 days after receipt of the Final Balance Sheet, the Company shall deliver to the Seller Representative a written notice ("Objection"), setting forth any items with which the Company disagrees and a description of the basis for such disagreement.

                  (iii) In the event that the Company delivers an Objection to the calculation of the Net Working Capital of the Company and the Subsidiaries set forth in the Final Balance Sheet, the Seller Representative shall negotiate in good faith with the Company, and the Company hereby agrees to negotiate in good faith with the Seller Representative, for a period of 30 days after receipt of such Objection, to seek to resolve their differences with respect to the Final Balance Sheet. If the Company and the Seller Representative are unable to resolve all of such disagreements within such 30 day period, then no later than seven days following such 30 day period they shall refer their remaining differences to Arthur Andersen or any other internationally recognized firm of independent public accountants as to which the Seller Representative and the Company mutually agree (the "Independent Firm") who shall, acting as experts and not as arbitrators, determine, only with respect to the remaining differences so submitted, whether and to what extent, if any, the Net Working Capital, as derived from the Final Balance Sheet, requires adjustment. The parties shall instruct the Independent Firm to deliver its written determination to the Company and the Seller Representative no later than the twentieth day after the remaining differences underlying the Objection are referred to the Independent Firm. The Independent

            Firm's determination of Net Working Capital shall be conclusive and binding upon the Company and Sellers absent manifest error. The fees and disbursements of the Independent Firm shall be shared equally by the Company and Sellers. The Company and Sellers shall make readily available to the Independent Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Final Balance Sheet and all other items reasonably requested by the Independent Firm.

                  (iv) The "Adjusted Net Working Capital" shall be the Net
            Working Capital included in (i) the Final Balance Sheet as delivered by the Sellers in the event that (x) the amount of Net Working Capital is unchanged from the Estimated Closing Date Balance Sheet to the Final Balance Sheet; (y) no Objection is delivered to the Seller Representative during the 30 day period specified above or
            (z) Seller Representative and the Company so agree, (ii) the Final Balance Sheet, as adjusted in accordance with the Objection, in the event that the Seller Representative does not dispute the Objection within the 30 day period following receipt by the Seller Representative of the Objection, or (iii) the Final Balance Sheet, as adjusted by either (x) the agreement of the Seller Representative and the Company or (y) the Independent Firm.

                  (v) If Adjusted Net Working Capital is less than both Target
            Net Working Capital and Indicative Net Working Capital, then the Aggregate Merger Consideration shall be adjusted downward by the amount by which Adjusted Net Working Capital is less than Indicative Net Working Capital and the Sellers shall pay this shortfall amount (the "Shortfall Amount") to the Company; PROVIDED, HOWEVER, that no adjustment payment shall be required unless the Shortfall Amount is greater than $100,000, in which event the Sellers shall pay the entire Shortfall Amount to the Company; PROVIDED, FURTHER, HOWEVER, that if Indicative Net Working Capital is greater than Target Net Working Capital and Adjusted Net Working Capital is less than Target Net Working Capital then the Shortfall Amount shall not exceed the amount by which the Adjusted Net Working Capital is less than Target Net Working Capital. Each Seller shall pay to the Company only such Seller's proportionate share of the Shortfall Amount, calculated for each Seller by multiplying the Shortfall Amount by a fraction, the numerator of which is the portion of the Aggregate Merger Consideration paid to such Seller, and the denominator of which is the sum of the portions of the Aggregate Merger Consideration paid to all Sellers.

                  (vi) If Adjusted Net Working Capital is greater than
            Indicative Net Working Capital and Indicative Net Working Capital is less than Target Net Working Capital, the Aggregate Merger Consideration shall be adjusted upward by the amount by which Adjusted Net Working Capital exceeds Indicative Net

            Working Capital and the Company shall pay to the Sellers an aggregate amount equal to the excess (the "Excess Amount"); PROVIDED, HOWEVER, that the amount of any upward adjustment to the Aggregate Merger Consideration, and any resulting payment by the Company to the Sellers, shall not exceed the amount by which Indicative Net Working Capital is less than Target Net Working Capital; and PROVIDED, FURTHER, HOWEVER, that no adjustment payment shall be required unless the Excess Amount is greater than $100,000, in which event the Company shall pay the entire Excess Amount to the Sellers. Any Excess Amount payable by the Company shall be allocated among all securityholders of the Company receiving any part of the Aggregate Merger Consideration in accordance with such holders' respective Pro Rata Shares.

                  (vii) If both Adjusted Net Working Capital and Indicative Net
            Working Capital are equal to or greater than Target Net Working Capital no adjustment shall be made to Aggregate Merger Consideration and no post-closing payment shall be required to be made to any Person pursuant to this Section 2.13(b)

                  (viii) Any amount owing pursuant to this Section 2.13(b) shall be paid, by certified or official bank check or checks payable in New York Clearing House (next day) funds not later than two Business Days following final determination of the Adjusted Net Working Capital in accordance with this Section 2.13(b).

                  (ix) No adjustment or other action taken pursuant to this
            Section 2.13(b) shall affect the rights and obligations of the parties under this Agreement or with respect to the transactions contemplated hereby other than to the extent directly related to the determination of the Adjusted Net Working Capital.

            2.14 Authorization of Merger and this Agreement; Waiver of Dissenter's Rights. The Board of Directors of the Company have (i) approved the Merger, this Agreement, the Plan of Merger, and the transactions contemplated herein, (ii) recommended that the shareholders of the Company approve the Merger, the Plan of Merger and the transactions contemplated therein, and (iii) directed that the Merger, Plan of Merger and the transactions contemplated therein be submitted to the shareholders of the Company for their approval at a special meeting of the shareholders of the Company to be held on or before April 30, 1998 (the "Special Meeting"), all in accordance with Section 5.03 of the TBCA. The Company shall submit the Merger and the Plan of Merger to the shareholders of the Company for their approval at the Special Meeting to be held on or before April 30, 1998. The Sellers covenant and agree to vote their Common Shares in favor of the Merger and the Plan of Merger at the Special Meeting.

            (b) Prior to the Effective Date, Newco shall submit the approval and adoption of the Merger and this Agreement to its sole stockholder.

            (c) By the execution and delivery of this Agreement by the Sellers, each Seller electing to receive a cash payment equal to the Per Share Merger Consideration hereby waives any dissenter's rights which such Seller may have against the Company pursuant to Articles 5.11, 5.12 and 5.13 of the TBCA.

            2.15 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Newco, the officers and directors of the Company and Newco immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

            2.16 Reservation of Right to Revise Transaction. Newco and the Company may at any time change the method of effecting the Recapitalization (including without limitation the provisions of this Article II) if and to the extent they mutually deem such change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of the Company's capital stock or warrants or options to acquire any of the Company's capital stock provided for in this Agreement, (B) materially impede or delay receipt of any required regulatory approval or the consummation of the transactions contemplated by this Agreement, (C) alter any contractual or other arrangement made by the Company or any of its Subsidiaries (except as specifically provided herein) unless, in any such case, the requisite approval of the stockholders of the Company is obtained.


                                   ARTICLE III

                         Representations and Warranties

            3.1 Representations and Warranties of the Company and the Sellers. The Company and each Management Seller, severally and not jointly, hereby represent and warrant to Newco and each of the Investor Sellers hereby represents and warrants to Newco solely as to the matters set forth in paragraphs (a), (c), (d), (e) and (f), insofar as such matters relate to such Investor Seller individually, as follows:

            (a) Organization and Authority of Sellers. Each Seller has full power and authority (corporate, partnership or other) to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no other proceedings on the part of such Seller are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.

            (b) Organization, Authority and Qualification of Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to carry on its business substantially as it is now being conducted, to enter into this Agreement and to perform its obligations hereunder. The Company is duly licensed or qualified to do business, and has all Permits, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary except where the failure to be so qualified or licensed would not be reasonably likely to have a Material Adverse Effect. This Agreement has been duly authorized, executed and delivered by the Company. The Board of Directors have (i) adopted and approved the Merger, this Agreement, the Plan of Merger and the transactions contemplated herein,
(ii) recommended that the shareholders approve the Merger, the Plan of Merger and the transactions contemplated therein, and (iii) directed that the Merger, the Plan of Merger and the transactions contemplated herein be submitted to the shareholders of the Company for their approval at the Special Meeting, all in accordance with Article 5.03 of the TBCA. The Sellers have the requisite number of Outstanding Shares and Preferred Shares to adopt and approve the Plan of Merger and the Merger at the Special Meeting in accordance with Article 5.03 of the TBCA. Upon the adoption and approval of the Merger, the Plan of Merger and the transactions contemplated thereby at the Special Meeting, no further proceedings on the part of the Company will be necessary to approve the Merger and the Plan of Merger. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and, except for approval of the shareholders of the Company in accordance with Article 5.03 of the TBCA, no other proceedings on the part of the Company are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.

            (c) Authorized Capital. The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock, of which 1,011,989 shares are issued and outstanding, and 1,011,902 shares are owned by the Sellers, as of the date hereof; and 1,000,000 shares of Preferred Stock, of which 110,000 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, 70,000 Class A Warrants are outstanding and 150,000 Class B Warrants are outstanding. Except as set forth above, as provided under Sections 2.6 of the Shareholders Agreement or as disclosed on Schedule 2.5, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights (including without limitation, stock appreciation rights), convertible securities or other agreements or commitments of any character of the Company or any Seller relating to the issued or unissued capital stock of the Company. Schedule 2.5 lists the name of each Employee Optionholder and the number of Employee Options held by each such Employee Optionholder.

            (d) The Securities. Such Seller is the record and beneficial owner of the number of Common Shares, Preferred Shares and Class B Warrants identified to such Seller on

Schedule 2.5. Schedule 2.5(d) lists the name of each recordholder of Class A Warrants and the number of Class A Warrants held by each such holder.

            (e) Consents and Approvals. Except for the Lease Consents, as set forth on Schedule 3.1(e) or as required by the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person, is required to be made or obtained by the Company, any Subsidiary or any Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, declarations, filings or registrations which the failure to make or obtain, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect or to prohibit or materially impair the Company's or the Sellers' ability to perform their respective obligations under this Agreement.

            (f) Non-contravention. The execution and delivery of this Agreement by the Sellers and the Company do not, and the consummation by the Sellers and the Company of the transactions contemplated hereby on their part will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or by-laws (or comparable constitutional documents) of the Company, any Subsidiary or any Seller that is not a natural person or (ii) subject to obtaining the consents referred to in Section 3.1(e) as being required hereunder (including those set forth on Schedule 3.1(e)) and the Lease Consents, a breach or violation of, a default under, or the acceleration of or the creation of an Encumbrance on assets of the Company or any Subsidiary (with or without the giving of notice or the lapse of time) pursuant to, (A) any right or obligation of the Company or any Subsidiary under any Contract, or (B) assuming compliance with the matters set forth in Section 4.1, any law, rule, ordinance or regulation or judgment, decree, order, award or governmental Permit, in either case to which the Company, any Subsidiary or any Seller, is subject or by which any of them or their respective properties or assets is bound, except where, in all cases (other than those relating to the articles of incorporation or by-laws (or comparable constitutional documents) of the Company or any Subsidiary, any Material Contract or any governmental Permit the failure of which to maintain would be reasonably likely to impair the ability of the Company or any Subsidiary to conduct its business substantially in the ordinary and usual course consistent with past practice), such breach, violation, default, acceleration or creation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, or would not be reasonably likely to prohibit or materially impair the Company's or the Sellers' ability to perform their respective obligations under this Agreement.

            (g) Compliance with Law. Except as set forth in Schedule 3.1(g), the Company and the Subsidiaries are not in violation of any Applicable Laws, are in compliance with all billing policies and procedures of Governmental Authorities applicable to the operation of their respective businesses, and all governmental Permits required to be held by the Company and the Subsidiaries to conduct their respective businesses have been obtained and are in full force and effect and are being complied with in all respects, except for any violation, non-compliance or failure to hold a Permit which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing or any other representation or warranty in this Agreement, neither the Company nor any Seller makes any representation or warranty with respect to whether the businesses of doctors of optometry having contractual arrangements with the Company or any of its Subsidiaries are in violation of any Applicable Laws, in compliance with applicable billing policies and procedures or in possession of required Permits to conduct their respective businesses, except in each case to the extent that the foregoing affects the Company's compliance with Applicable Laws, billing policies and procedures, or the Company's need to possess Permits.

            (h) Title to Properties; Absence of Encumbrances, etc.

                  (i) Schedule 3.1(h)(i) hereto lists all real property leases and subleases entered into by the Company or its Subsidiaries at the locations described thereon as of the date hereof (the "Lease Agreements"). Each Lease Agreement which by its terms requires the consent of any Person to be obtained in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby is designated as such on Schedule 3.1(h)(i) (such consents, the "Lease Consents"). With respect to each Lease Agreement:

                  (A) the Lease Agreement is and, subject to obtaining the applicable Lease Consents, will continue to be legal, valid, binding, enforceable against the Company or its Subsidiary, as applicable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (B) neither the Company nor the applicable Subsidiary party thereto or, to the knowledge of the Company and the Management Sellers, any other party is in breach or default, and, subject to obtaining the applicable Lease Consents, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration thereunder;

                  (C) to the knowledge of the Company and the Management Sellers, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (D) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                  (E) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for operation of said facilities;

      EXCEPT, in each case (A) through (E), for any failure of such representations and warranties to be true and correct which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

                  (ii) Schedule 3.1(h)(ii) lists all real property owned by the Company or the Subsidiaries as of the date hereof other than those properties that are not material to the Company and the Subsidiaries considered as a whole (the "Owned Real Property").

                  (iii) Except as set forth on Schedule 3.1(h)(iii), each of the Company and the Subsidiaries has good and, in the case of the Owned Real Property, marketable title to, or a valid and binding leasehold interest in, all of the properties and assets owned or leased by the Company or any Subsidiary, free and clear of any Encumbrances, except for: (A) any Encumbrances incurred or created since January 3, 1998 in the ordinary and usual course of business consistent with past practice and which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect; (B) any Encumbrances for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings;
      (C) any mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens and encumbrances arising in the ordinary and usual course of business consistent with past practice or being contested in good faith by appropriate proceedings (all of the foregoing Encumbrances, "Permitted Encumbrances"); and (D) any Encumbrances which are matters of public record or would be shown by a current title report or survey or physical inspection, such as easements, quasi easements, covenants, licenses, rights of way, land use, zoning or other legal requirements, ordinances or plans, which, individually or in the aggregate, would not materially adversely affect the ability of the Company and its Subsidiaries, considered as a whole, to conduct their business substantially as heretofore conducted.

            (i) Subsidiaries. Schedule 3.1(i) contains a complete and correct list of each Subsidiary, together with (i) their respective jurisdictions of organization and (ii) the respective authorized and outstanding capital stock (which term, for the purposes of this Section 3.1(i), includes any equivalent equity interests) of each. All outstanding shares of capital stock of the Subsidiaries have been duly and validly authorized and issued and, to the extent applicable, are fully paid and nonassessable. The Company owns, directly or indirectly, all of the issued and outstanding capital stock of each Subsidiary, free and clear of any Encumbrance or agreement with respect thereto, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to such capital stock. There are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character giving any person a right to subscribe for or acquire any capital stock of any Subsidiary. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to carry on its business substantially as it is now being conducted. Each Subsidiary is duly licensed or qualified to do business, and has all Permits, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary except where the failure to be so qualified or licensed would not be reasonably likely to have a Material Adverse Effect. Schedule 3.1(i) contains a complete and correct list of (a) all direct or indirect interests of the Company or any Subsidiary in the securities of any corporation, partnership, joint venture or other entity and (b) any agreement, understanding, contract or commitment relating to the capital stock of or any other investment in any such entity.

            (j) Contracts and Commitments. (i) Except as set forth in Schedule 3.1(j) or Schedule 3.1(h)(i), neither the Company nor any Subsidiary is a party to or bound by any Contract of any kind which is to be performed, or as to which the Company or any Subsidiary may have any right or obligation, on or after the Closing Date other than:

                        (A) Contracts which have been entered into in the
            ordinary course of business consistent with past practice (including purchase orders, leases and general contracts relating to store construction); or

                        (B) Contracts pursuant to which the Company or any
            Subsidiary, as the case may be, is or would be obligated to expend, or entitled to receive, less than $250,000 in any 12-month period or which is subject to cancellation by the Company or the Subsidiary, as the case may be, upon less than three months' notice, without incurring any expenditure and without penalty or increased cost.

                  (ii) Each Contract required to be disclosed in Schedule 3.1(j) and each Lease Agreement identified as a significant Lease Agreement on
      Schedule 3.1(h)(i) (each, a "Material Contract") is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and (assuming in the case of each Material Contract other than the Samit Acquisition Agreements and the VisionWorks Acquisition Agreement the due authorization of parties other than the Company or such Subsidiary, as the case may be) enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors' rights and to general equity principles, except, in the case of each Material Contract (other than the Samit Acquisition Agreements and the VisionWorks Acquisition Agreement) for any failure of validity or enforceability which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 3.1(i),
      (i) the Company and its Subsidiaries have complied in all respects with all contractual and administrative requirements of insurers and other third party payors with whom the Company and/or any of the Subsidiaries have or are conducting business, except for any failure of compliance which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, (ii) since January 3, 1998, neither the Company nor any Subsidiary, nor, to the Company's and the Management Sellers' knowledge, any other party thereto has terminated, cancelled or substantially modified any Material Contract and, (iii) neither the Company nor any Subsidiary nor, to the Company's and the Management Sellers' knowledge, any other party thereto is in default under any Material Contract, except for any default or breach which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Except as otherwise disclosed on Schedule 3.1(j), there are no Contracts between or among any of the Company and/or any of the Subsidiaries, on the one hand, and any officer or director of the Company or any Subsidiary or any person owning five percent (5%) or more of the outstanding shares of Common Stock or Preferred Stock or any respective family member or affiliate of such officer, director, stockholder or note holder, on the other hand.

            (k) Financial Information. Newco has received true and complete copies of (i) the audited consolidated balance sheets of the Company as of December 28, 1996 and the related audited consolidated statements of operations, stockholders' equity and cash flows for the year then ended, together with the notes thereto (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheets of the Company as of January 3, 1998 and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the year then ended, together with the notes thereto (the "Unaudited Financial Statements" and, collectively, with the Audited Financial Statements, the "Year-End Financial Statements"). The Year-End Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein) throughout the periods indicated and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof or for the periods then ended.

            (l) Absence of Certain Changes. Except as set forth in Schedule 3.1(l), or Schedule 3.1(j), since January 3, 1998, the Company and each Subsidiary has conducted its business only in, and has not engaged in any material transaction other than in, the ordinary and usual course of its business and there has not been:

                  (i) any change in the financial condition, properties,
            business or results of operations of the Company and the Subsidiaries, considered as a whole, except those changes that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any Subsidiary other than dividends on the Preferred Stock;

                  (iii) any sale, assignment or transfer of any of the assets of the Company or any of the Subsidiaries which has had or would be reasonably likely to have a Material Adverse Effect;

                  (iv) any change by the Company or any Subsidiary in account ing principles, practices or methods;

                  (v) any increase in excess of $15,000 per annum in the
            compensation of any officer or director of the Company or any Subsidiary or any employee whose total compensation in 1996 exceeded $100,000, or any material increase in or acceleration of the benefits under, or adoption or amendment of, any bonus, insurance, pension or other employee benefit plan, payment or arrangement, for or with any such officer, director or employee;

                  (vi) except as set forth on Schedule 3.1(c) or as contemplated by this Agreement, any commitment of the Company or any Subsidiary to issue any shares of capital stock or obligations or securities convertible into or exchangeable for shares of capital stock other than dividends on the Preferred Stock paid or payable in shares of Preferred Stock; or

                  (vii) any material damage, destruction or loss adversely
            affecting any material asset or property of the Company or any Subsidiary not covered to the full extent thereof by insurance other than any applicable deductible.

            (m) Absence of Undisclosed Liabilities. Except as disclosed in or reserved for in the Year-End Financial Statements or as set forth on Schedule 3.1(m), there are no debts, liabilities or obligations, whether or not accrued, contingent or otherwise, of the Company or the Subsidiaries except for (i) obligations and liabilities arising in the ordinary course of business subsequent to the date of the Year-End Financial Statements and (ii) obligations or liabilities incurred by Newco or caused to be incurred by the Company or any Subsidiary as a result of the transactions contemplated by this Agreement.

            (n) Employee Benefits.

                  (i) Schedule 3.1 (n) contains a complete and accurate list of all material bonus, deferred compensation, incentive, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of the Company or any Subsidiary participates or to which any such Employees,

            Consultants or Directors are a party (the "Plans"). Neither the Company nor any of its subsidiaries has any commitment to create any additional Plan or to modify or change any existing Plan in a material respect.

                  (ii) Each Plan has been operated and administered in all
            material respects in accordance with its terms and with applicable law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. Each Plan which is an "employee pension benefit plan" within the meaning of
            Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Plan is exempt from tax under Section 501 (a) of the Code) from the Internal Revenue Service for "TRA" (as defined in Rev. Proc. 93-39), and the Company is not aware of any circumstances which could result in revocation of any such favorable determination letter. There is no material pending or, to the best knowledge of the Company or the Management Sellers, threatened legal action, suit or claim relating to the Plans. Neither the Company nor any Subsidiary has engaged in a transaction with respect to any Plan that would reasonably be expected to subject the Company or any Subsidiary to a material Tax or penalty imposed by either Section 4975 of the Code or Section 501 (i) of ERISA.

                  (iii) No liability (other than for payment of premiums to the
            Pension Benefit Guaranty Corporation (the "PBGC") which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is or has been considered one employer with the Company under Section 4001(b) of ERISA or Section 414 of the Code (an "ERISA Affiliate Plan"). Except for the Company's 401(k) plans or except as set forth on Schedule 3.1(n), none of the Company, the Subsidiaries or any ERISA Affiliate contributes to, sponsors, or maintains, or have ever contributed to, sponsored, or maintained a single employer plan or any Pension Plan subject to Section 412 of the Code. None of the Company, the Subsidiaries or an ERISA Affiliate contributes to or has ever contributed to a multiemployer plan under Title IV of ERISA.

                  (iv) All contributions required to be made under the terms of any Plan or ERISA Affiliate Plan have been timely made or have been reflected on the Company's financial statements.

                  (v) Except as set forth on Schedule 3.1(n), neither the
            Company nor any Subsidiary has any obligations to provide retiree health and life insurance benefits or other death benefits under any Plan, other than benefits mandated by Section 4980B of the Code. To the knowledge of the Company and the Management Sellers, there has been no communication to Employees by the Company that would reasonably be expected to promise or guarantee such Employees retiree health or life benefits on a permanent basis, and each such Plan may be amended or terminated without incurring liability thereunder.

                  (vi) With respect to each Plan, the Company has provided or made available to Newco, if applicable, true and complete copies of existing: (A) current Plan documents and amendments thereto; (B) current trust instruments and insurance contracts; (C) the latest Forms 5500 filed with the IRS; (D) most recent actuarial report and financial description; (E) forms filed with the PBGC; (F) most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; and (H) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (vii) All Plans covering foreign Employees comply in all
            respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Plan which covers foreign Employees. Any liabilities of the Company and its Subsidiaries with respect to any Plan which covers foreign Employees are reflected in the Company's Year-End Financial Statements.

                  (viii) Except as expressly contemplated by this Agreement or as set forth on Schedule 3.1(n), the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Date) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) except as expressly contemplated by the agreements set forth under the heading "Employment, Consulting and Related Agreements" on Schedule 3.1(j), (B) result in the vesting or acceleration of any benefits under any Plan, or (C) result in any material increase in benefits under any Plan.

                  (ix) Except as set forth on Schedule 3.1(n), as a result,
            directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Closing Date), none of Newco or the Company or any Subsidiary will be obligated to make a payment to an individual who is a "disqualified individual" that would be characterized as an "excess parachute payment" (as such terms are defined in Section 280(b)(1) of the Code) without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

            (o) Litigation. Except as disclosed in Schedule 3.1(o), there is no action, order, writ, injunction, judgment or decree outstanding or suit, litigation, proceeding, labor dispute (other than routine grievance procedures), arbitral action, investigation known to the Company or the Management Sellers, lawsuit or reported claim (collectively, "Actions") pending or, to the knowledge of the Company or any Management Seller, threatened against or relating to the Company or any Subsidiary, except for Actions which, if resolved adversely to the Company or a Subsidiary, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

            (p) Taxes. Except as set forth in Schedule 3.1(p), as reflected in the Year-End Financial Statements or as would not be reasonably likely to have a Material Adverse Effect,

                  (i) All Tax Returns required to have been filed by or with respect to the Company or any Subsidiary or any affiliated, combined, consolidated, unitary or similar group of which the Company or any Subsidiary is or was a member (a "Relevant Group") with any taxing authority have been duly filed, and each such Tax Return is correct and complete in all respects and correctly and completely reflects the Tax liability and all other information required to be reported thereon. All Taxes owed by the Company or any Subsidiary or any member of a Relevant Group (whether or not shown on any Tax Return) have been paid or, in the case of Taxes attributable to the Company and the Subsidiaries, are duly provided for in the Year-End Financial Statements.

                  (ii) The reserves for Taxes due or owing by the Company and the Subsidiaries (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Year-End Financial Statements are and will be sufficient for all unpaid Taxes, whether or not disputed, of the Company and the Subsidiaries. As of the Closing Date, such reserves as adjusted in accordance with past practice, will be sufficient for the then-unpaid Taxes of the Company and the Subsidiaries attributable to periods prior to and ending on the Closing Date.

                  (iii) Neither the Company nor any Subsidiary is a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by any taxing authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (iv) The Company and each Subsidiary have withheld and paid all Taxes required to have been withheld and paid and have complied with information reporting and backup withholding requirements, including all related record keeping requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (v) There is no dispute or claim concerning any Tax liability of the Company or any Subsidiary either (i) claimed or raised by any taxing authority or (ii) otherwise known to any Seller, the Company or any Subsidiary. No issues have been raised in any examination by any taxing authority with respect to the Company or any Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Schedule 3.1(p) lists all federal, state, local and foreign income Tax Returns filed by or with respect to the Company or any Subsidiary for all taxable periods ended on or after December 31, 1993 (and the dates on which those Tax Returns were filed with the relevant taxing authority), indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have made available to Newco or its Affiliates complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company or any Subsidiary for taxable periods ended on or after December 31, 1993.

                  (vi) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any tax assessment or deficiency.

                  (vii) Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code or that could give rise to an excise tax under Section 4999 of the Code.

                  (viii) Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement, tax indemnification or guaranty or similar agreement regarding Taxes.

                  (ix) Neither the Company nor any Subsidiary is, or at any time has been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                  (x) None of the assets of the Company or any Subsidiary
            constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. Neither the Company or any Subsidiary is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

                  (xi) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of the Company or any Subsidiary is subject to an election under
            Section 341(f) of the Code or comparable provisions of any state statutes.

                  (xii) Except as disclosed in Schedule 3.1(p), neither the
            Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

                  (xiii) There are no accounting method changes or proposed or threatened accounting method changes, of the Company or any Subsidiary, nor any other item, that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date, and the Company and its Subsidiaries will not be required to make any such Section 481 adjustment as a result of the transactions contemplated by this Agreement.

                  (xiv) Neither the Company nor any Subsidiary has received any written ruling of a taxing authority related to Taxes or entered into any written and legally binding agreement with a taxing authority relating to Taxes.

                  (xv) Each of the Company and its Subsidiaries has disclosed
            (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

                  (xvi) Neither the Company nor any Subsidiary has any liability for Taxes of any Person other than the Company or any Subsidiary (i) under Section 1.1502-6 of the treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

                  (xvii) There currently are not and have not been in any
            taxable year any limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of the Company or any Subsidiary

            (collectively, the "Tax Losses") under the Code or treasury regulations promulgated thereunder or other applicable law.

                  (xviii) All deficiencies asserted or assessments made against the Company or any Subsidiary as a result of any examinations by any taxing authority have been settled and fully paid, or are fully reflected as a liability in the Year-End Financial Statements. All elections with respect to Taxes affecting the Company or any Subsidiary, as of the date hereof, are set forth in the Tax Returns, other than any such elections which are not required to be included in the Tax Returns.

                  (xix) None of the Company or its Subsidiaries has taken any action including, but not limited to, the sale of any asset using the installment method that would have the effect of deferring any material liability for Taxes for the Company or the Subsidiaries from any taxable period ending at or before the date hereof to any taxable period thereafter.

                  (xx) There are no Encumbrances on any of the assets of the
            Company and its Subsidiaries with respect to Taxes, other than Encumbrances for real property Taxes not yet due and payable.

                  (xxi) The Company and its Subsidiaries shall have fully
            complied with all federal, state, local and foreign Tax withholding obligations arising in connection with the cancellation or exercise of the Company options, rights and warrants, and Newco shall have no liability therefor.

                  (xxii) Any adjustment of Taxes of the Company or its
            Subsidiaries made by the Internal Revenue Service in any examination which is required to be reported to state, local, foreign or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid.

                  (xxiii) No power of attorney has been granted by the Company or the Subsidiaries, and is currently in force, with respect to any matter relating to Taxes.

            (q) Intellectual Property. Schedule 3.1(q) sets forth a list and brief description (including where applicable the country of registration and registration numbers) of (i) all patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications ("Intellectual Property") that are owned by the Company or the Subsidiaries and used in their businesses and (ii) all agreements under which the Company or the Subsidiaries are licensed or otherwise permitted to use Intellectual Property. Except as set forth in Schedule 3.1(q), (i) with respect to the trademarks designated on Schedule 3.1(q) as "Major Marks," there are no contractual, legal or equitable restrictions that would materially impair the use of the Major Marks in connection with the business of the Company and the Subsidiaries and the Major Marks, to the knowledge of the Company and the Management Sellers, do not infringe upon or otherwise violate the intellectual property rights of any other Person, and (ii) no Person is challenging or, to the knowledge of the Company and the Management Sellers, infringing or otherwise violating the Intellectual Property of the Company and the Subsidiaries, except in each case for restrictions, challenges, infringements or violations which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

            (r) Environmental Matters. Except as disclosed in Schedule 3.1(r), which disclosed items of noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company and/or its Subsidiaries:

                  (i) The Company and its Subsidiaries hold and formerly held, and are and have been, in compliance with, all Environmental
            Permits;

                  (ii) The Company and its Subsidiaries are, and have been in compliance with all applicable Environmental Laws;

                  (iii) Neither the Company nor any of its Subsidiaries has
            received any Environmental Claim, and neither the Company nor any Management Seller is aware after due inquiry of any threatened Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to an Environmental Claim against the Company or any of the Subsidiaries;

                  (iv) There are no (1) underground storage tanks, (2)
            polychlorinated biphenyls, (3) asbestos or asbestos-containing materials, (4) urea-formaldehyde insulation, (5) sumps, (6) surface impoundments, (7) landfills, (8) sewers or septic systems or (9) Hazardous Substances present at any facility currently or formerly owned, leased, operated or otherwise used by the Company and/or any of the Subsidiaries that could reasonably be expected to give rise to liability of any of the Company or its Subsidiaries under any Environmental Laws;

                  (v) There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any Subsidiary) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Substances, that could reasonably be expected to give rise to liability of the Company or any Subsidiary under any Environmental Laws or any contract or agreement;

                  (vi) No modification, revocation, reissuance, alteration,
            transfer, or amendment of the Company's or any Subsidiary's Environmental Permits, or any review by, or approval of, any third party of such Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or any Subsidiary following such consummation;

                  (vii) Hazardous Substances have not been generated,
            transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used, including without limitation for receipt of the Company's or any Subsidiary's wastes, by the Company or any Subsidiary, in violation of or in a manner or to a location that could reasonably be expected to give rise to liability under any Environmental Laws;

                  (viii) Neither the Company nor any Subsidiary has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws;

                  (ix) The Company and each of the Subsidiaries have accrued or otherwise provided, in accordance with GAAP, for all damages, liabilities, penalties or costs that they may incur in connection with any claim pending or threatened against them, or any requirement that is or may be applicable to them, under any Environmental Laws, and such accrual or other provision is reflected in the Year-End Financial Statements.

            (s) Insurance. Schedule 3.1(s) lists all material insurance policies maintained by or on behalf of the Company or any of the Subsidiaries ("Insurance Policies") (specifying the insurer, amount of insurance, type of insurance and expiration date). All such Insurance Policies are in full force and effect, and all premiums due and payable that are necessary to maintain such policies in full force and effect have been paid.

            (t) Brokers and Finders. No Person is or will be entitled to receive from Newco, any of the Sellers, the Company or any of its Subsidiaries, or their respective directors, officers, employees or agents, any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement on account of services rendered to any Seller or the Company or any Subsidiary other than the fees and expenses of Goldman, Sachs & Co., as financial advisor to the Company.

            (u) Employee Matters. Except as set forth on Schedule 3.1(u), neither the Company nor any Subsidiary is a party to any written or oral Contract relating to employment or severance obligations. None of the employees of the Company or any Subsidiary is represented by a labor union. No petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative and, to the knowledge of the Company and the Management Sellers, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company or any of its Subsidiaries. There arc no controversies or disputes pending between the Company and its Subsidiaries on the one hand and any of their employees on the other hand, except for controversies and disputes with individual employees arising in the ordinary course of business which have not had and are not likely to have, individually or in the aggregate, a Material Adverse Effect

            (v) Contingent Payments. Except as set forth on Schedule 3.1(v), neither the Company nor any Subsidiary is, or may become, obligated to pay any amount, or provide any item of value, to any Person in respect of any earnout or other contingent payment arising out of the acquisition of any assets, stock or business. The total amount that is required to satisfy in full the Company's obligations for earnout payments to Dr. Robert A. Samit and Dr. Michael Davidson (the "Samit Earnout Payment") does not exceed $2,250,000.

            (w) Disclosure. The representations and warranties contained in this
Section 3.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the representations and warranties contained in this Section 3.1 not misleading.

            (x) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, none of the Sellers nor any other Person makes any other express or implied representation or warranty on behalf of the Sellers, the Company, its directors, officers, agents, or the Subsidiaries.

            3.2 Representations and Warranties of Newco. Newco hereby represents and warrants to the Company and the Sellers that:

            (a) Organization and Authority of Newco. Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted, to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Newco and, except for the stockholder approval required by Section 2.14(b), has been approved by the holder of all of the issued capital stock of Newco and no further proceedings on the part of Newco are necessary to authorize this Agreement, and this Agreement constitutes a valid and binding obligation of Newco, enforceable in accordance with its terms, and no other proceedings on the part of Newco are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.

            (b) Consents and Approvals. Except as required by the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Newco in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, authorizations, declarations, filings or registrations which the failure to make or obtain, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect or to prohibit or materially impair Newco's ability to perform its obligations under this Agreement.

            (c) Non-contravention. The execution and delivery of this Agreement by Newco does not, and the consummation by Newco of the transactions contemplated hereby on its part will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Newco or (ii) subject to obtaining the consents referred to in Section 3.2(b) as being required hereunder (including those set forth on Schedule 3.2(b)), a breach or violation of, a default under, or the acceleration of or the creation of an Encumbrance on assets of Newco (with or without the giving of notice or the lapse of time) pursuant to, (A) any right or obligation of Newco under any Contract, or (B) assuming compliance with the matters set forth in Section 4.1, any law, rule, ordinance or regulation or judgment, decree, order, award or governmental Permit, in either case to which Newco is subject or by which it or its properties or assets is bound, except where, in all cases (other than those relating to the certificate of incorporation or by-laws of Newco), such breach, violation, default, acceleration or creation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, or would not be reasonably likely to prohibit or materially impair Newco's ability to perform its obligations under this Agreement.

            (d) Brokers and Finders. No Person is or will be entitled to receive from Newco, or its directors, officers, employees or agents, any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement on account of services rendered to Newco. Fees and expenses payable under the Financing Letters and to THL Equity Advisors IV, LLC pursuant to a separate agreement in connection with the Recapitalization shall be paid by the Surviving Corporation in connection with the Closing.

            (e) Financial Capability. On the Closing Date, subject to the funding by the institutions which have executed the Financing Letters, the Company and Newco will have sufficient funds to consummate the Recapitalization.
Schedule 3.2(e) is a true and accurate schedule of the sources and amounts of all funds committed to Newco for the purpose of performing its obligations hereunder.

            (f) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither Newco nor any other Person makes any other express or implied representation or warranty on behalf of Newco, its directors, officers, agents and Affiliates.

                                   ARTICLE IV

                              Conditions to Closing

            4.1 Conditions to the Obligations of Sellers and Newco. The obligations of the parties to consummate the Recapitalization shall be subject to the satisfaction or waiver by both parties prior to or at the Effective Date of each of the following conditions:

            (a) No Injunction. No injunction, temporary restraining order, judgment or other order or decree of any Governmental Authority shall have been issued or been entered, nor shall any statute, rule or regulation have been enacted or promulgated, in either case which is in effect on the Closing Date and prohibits or would materially impair the parties' ability to consummate the Recapitalization on the terms provided hereunder.

            (b) HSR Act. Each party required to do so by the HSR Act shall have duly filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice the report required under the HSR Act with respect to the sale and purchase of the Common Shares; and the waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of such Governmental Authorities, shall have expired or been earlier terminated by such Governmental Authorities.

            4.2 Conditions to the Obligations of Newco. The obligation of Newco to consummate the Recapitalization shall be subject to the satisfaction or waiver by Newco prior to or at the Effective Date of each of the following conditions:

            (a) Representations, Warranties and Covenants. Each representation and warranty of the Company and the Sellers shall be true and correct, in each case when made and as of the Effective Date as if such representations and warranties were made at and as of the Effective Date, provided that representations and warranties expressly made as of a specific date need be true and correct only as of such specific date; and the Company and the Sellers shall have performed in all material respects all agreements and covenants required hereby to be performed by the Company and the Sellers, respectively, prior to or at the Effective Date. There shall be delivered to Newco certificates of the Company and Management Sellers, respectively, to the foregoing effect.

            (b) Opinion of Counsel to the Company. Cox & Smith, Incorporated counsel for the Company, shall have delivered to Newco an opinion, dated the Closing Date, substantially in the form of EXHIBIT C.

            (c) FIRPTA Certificate. The Company and the Sellers shall have provided to Newco and the Company, both Company and stockholder FIRPTA certificates, pursuant to Sections 897 and 1445 of the Code and the treasury regulations thereunder.

            (d) Funding. The financing transactions contemplated by the Financing Letters shall be consummated concurrently with the consummation of the Merger and the other transactions contemplated by the Recapitalization.

            (e) Other Regulatory Approvals and Consents. The Company shall have obtained all consents and approvals of Governmental Authorities, if any, set forth on Schedule 3.1(e).

            (f) Releases. The Company shall have received a consent and release, in a form reasonably acceptable to Newco, from the holder of the BNP Warrant and each holder of Employee Options other than any Seller.

            (g) Cancellation of Securities. Prior to or at the Effective Time, all outstanding Employee Options, Class A Warrants, Class B Warrants, the BNP Warrant, and all other securities convertible for or exercisable into shares of the Company's capital stock, shall have been exercised or canceled in accordance with Article II.

            (h) Preferred Stock. All shares of the Preferred Stock shall have been repurchased.

            (i) Samit Earnout Payment. The Samit Earnout Payment shall have been paid in full and a release, in a form reasonably satisfactory to Newco, shall have been executed and delivered by each of Dr. Samit and Dr. Davidson to the Company in respect of the foregoing.

            (j) Severance Obligations; Change in Control Payments. The Company and its Subsidiaries shall have paid in full all of the Severance and Change in Control Payments and the Company shall have received a release from each of the recipients thereof in a form reasonably acceptable to Newco.

            (k) Senior Credit Facility. All of the Company's obligations under the CAI Credit Agreement shall have been terminated and all amounts outstanding, accrued or payable in respect thereto, including all principal, interest, penalties, premiums, fees, expenses and any other charges or liabilities associated therewith, shall have been paid in full, all security interests, pledges, guarantees and encumbrances in respect thereof shall have been released and Credit Agricole Indosuez shall have delivered a certificate to the foregoing effect in form reasonably acceptable to Newco, provided that the release of the Company's guarantee of the indebtedness of Daniel Poth, O.D. to Credit Agricole Indosuez shall be effected concurrently with the refinancing of such indebtedness by the Company's senior lenders pursuant to the Financing Letters.

            (l) Repurchase of Senior Notes. Not less than 65% of the outstanding Senior Notes shall have tendered into the Senior Notes Offer and shall have been repurchased by the

Company and the Company shall have deposited in trust for the benefit of the holders of Senior Notes an amount of cash and/or U.S. Treasury securities to be sufficient, as of October 1, 1998, to pay and discharge all amounts outstanding, accrued or payable (including all principal, interest, premiums and penalties) as of the Effective Date in respect of all of the Senior Notes not theretofore tendered to and repurchased by the Company in connection with the Senior Notes Offer.

            (m) Noncompetition Agreement. The Sellers shall have executed and delivered to Newco a non-competition agreement in the form attached hereto as EXHIBIT D.

            (n) The Shareholders Agreement shall have been terminated in accordance with its terms, and shall no longer be in force as of the Effective Time.

            (o) Newco shall have received a true and complete copy of the audited consolidated balance sheets of the Company as of January 3, 1998 and the related audited consolidated statements of operations, stockholders' equity and cash flows for the year then ended, together with the notes thereto (the "Fiscal 1997 Audited Financial Statements") which confirm the accuracy of the Unaudited Financial Statements.

            (p) All agreements (other than this Agreement and the other agreements entered into with Newco's approval in connection with the Recapitalization) between the Company or any of its Subsidiaries, on the one hand, and Desai Capital Management Incorporated or any of its Affiliates, on the other hand, shall have been terminated, all amounts accrued or payable thereunder shall have been paid in full and all the Company's obligations thereunder shall have been fully discharged.

            (q) The shareholders of the Company shall have approved the Plan of Merger.

            (r) The amount of the Company's cash and cash equivalents shall not be less than $2,500,000 as of the Closing Date.

            4.3 Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the sale of the Common Shares under this Agreement shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

            (a) Representations, Warranties and Covenants. Each representation and warranty of Newco shall be true and correct, in each case when made and at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, provided that representations and warranties expressly made as of a specific date need be true and correct only as of such specific date; and Newco shall have performed in all material respects all material agreements and covenants required hereby to be performed by Newco prior to or at the Closing Date. There shall be delivered to the Seller Representative certificates of Newco to the foregoing effect.

            (b) Opinion of Counsel to Newco. Hutchins, Wheeler & Dittmar, A Professional Corporation, counsel for Newco, shall have delivered to the Seller Representative an opinion, dated the Closing Date, addressed to the Company and the Sellers substantially to the effect set forth in EXHIBIT E.

            (c) The Company shall have provided evidence reasonably satisfactory to Newco that none of the payments made or scheduled to be made to any "disqualified individual" of the Company (within the meaning of section 280G(c) of the Code and the regulations issued thereunder) shall constitute "excess parachute payments" (within the meaning of section 280G(b) of the Code and the regulations issued thereunder), but only with respect to those individuals who shall have timely requested of the Company in writing that such payments are to not constitute "excess parachute payments" and who have agreed in writing with the Company that any such payments shall be made only upon obtaining shareholder approval in accordance with Section 280G(b)(5) of the Code and the regulations issued thereunder.

                                    ARTICLE V

                                    Covenants

            5.1 Interim Operations of the Company. Following the date hereof and prior to the Closing, except as otherwise expressly permitted by this Agreement or consented to or approved by Newco in writing, the Company agrees that, and each Seller shall use its reasonable best efforts to ensure that:

            (a) the Company and the Subsidiaries shall operate their business only in the ordinary and usual course consistent with past practice and use reasonable best efforts which are consistent with past practice to preserve their properties (including, without limitation, intellectual property rights) and business and relationships with suppliers, customers, employees, creditors, sublessees, licensees and other Persons with whom they have commercial dealings;

            (b) the Company shall not (i) amend its articles of incorporation or by-laws; (ii) split, combine or reclassify the outstanding shares of capital stock of the Company; (iii) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Subsidiary, except that (A) the Company may issue or reserve for issuance additional shares of Preferred Stock to pay dividends on the Preferred Stock in accordance with the Statement of Resolution of the Preferred Stock and (B) the Company may issue shares of Common Stock upon exercise of any Employee Options; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to any class of capital stock other than dividends payable on Preferred Stock;

            (c) neither the Company nor any Subsidiary shall (i) transfer, lease, license, guarantee, sell, dispose of or create any Encumbrance with respect to any individual capital asset of the Company or any Subsidiary if the greater of the book value and the fair market value of such capital asset exceeds $1,000,000, other than Permitted Encumbrances; (ii) incur or modify any indebtedness for money borrowed or guarantee thereof, including without limitation capitalized lease obligations, in excess of $500,000 other than indebtedness incurred under the credit facilities of the Company in effect on the date hereof in the ordinary and usual course of business consistent with past practice; (iii) acquire directly or indirectly, by repurchase or otherwise any shares of the capital stock of the Company or any Subsidiary except as contemplated by this Agreement; (iv) except as expressly contemplated by the Company's business plan for the fiscal year ending January 2, 1999 (the "Business Plan"), a copy of which was previously delivered to Newco, authorize any capital expenditure in excess of $500,000 individually or $1,000,000 in the aggregate; or (v) except as expressly contemplated by the Business Plan, enter into or renew any lease or other commitment in respect of real or personal property to be performed over a period exceeding one year where the present value of payments to be made thereunder exceeds $250,000 individually or $1,000,000 in the aggregate;

            (d) neither the Company nor any Subsidiary shall (i) except for annual merit salary increases, which are being implemented in the ordinary course of business and contemporaneously with the date of this Agreement, increase the compensation payable by the Company or any Subsidiary to any of their directors, officers or employees; or (ii) establish, amend, adopt, enter into, or make any new (or accelerate or otherwise modify any existing) grants or awards under, any Plan or award any bonus to any such director, officer or employee;

            (e) neither the Company nor any Subsidiary shall settle or compromise any material claims or litigation or modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims;

            (f) neither the Company nor any Subsidiary shall accelerate or delay the delivery or sale of products or services, the incurrence of capital expenditures, the satisfaction of payables or other liabilities or the collection of receivables;

            (g) the Company and the Subsidiaries shall maintain in full force and effect the Insurance Policies;

            (h) the Company and the Subsidiaries shall continue performance in the ordinary course of their obligations under all Contracts;

            (i) the Company and the Subsidiaries shall continue to discharge liabilities and obligations in the ordinary course of business;

            (j) neither the Company nor any Subsidiary shall dispose of any Owned Real Property;

            (k) neither the Company nor any Subsidiary shall voluntarily permit to be incurred any Encumbrances on any of its material assets;

            (l) neither the Company nor any Subsidiary shall sell, assign, transfer, license or convey any of their respective intellectual property rights, except in the ordinary course of business;

            (m) neither the Company nor any Subsidiary shall make any investment in international operations, except for investments in existing international operations in the ordinary course of business but not to exceed $50,000 in the aggregate per annum; and

            (n) neither the Company nor any Subsidiary shall authorize or enter into an agreement to do any of the foregoing.

            5.2 Access by Newco; Confidentiality. The Company shall allow Newco, during regular business hours and upon reasonable advance notice, to have reasonable access to the properties, books and records of the Company and the Subsidiaries, and to conduct such examination of their condition as Newco reasonably deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of the Sellers hereunder. No investigation by Newco or other information received by Newco shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by the Sellers hereunder.

            (b) In the event of the termination of this Agreement, Newco at its own expense shall promptly deliver (without retaining any copies thereof) to the Company, or (at the Company's option) confirm in writing to the Company that it has destroyed, all information furnished to Newco or its representatives by Sellers, the Company, the Subsidiaries or any of their respective agents, employees or representatives as a result hereof or in connection herewith, whether so obtained before or after the execution hereof, and confirm in writing to the Company that it has destroyed all analyses, compilations, forecasts, studies or other documents prepared by Newco or its Affiliates or their respective agents or representatives which contain or reflect any such information. Newco shall at all times prior to the Closing Date, and in the event of termination of this Agreement, cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated hereby.

            (c) All information provided or obtained pursuant to clause (a) above shall be held by Newco in accordance with and subject to the terms of the confidentiality agreement, dated December 5, 1997, between Thomas H. Lee Company and the Company.

            5.3 Consents and Reasonable Best Efforts. (a) As soon as practicable after execution and delivery of this Agreement (and in no event more than ten Business Days after the date hereof), Newco and the Sellers shall make, or cause their Affiliates to make, all filings required under the HSR Act. In addition, Newco and the Sellers will promptly furnish all information as may be required by the Federal Trade Commission and the Department of Justice under the HSR Act in order that the requisite approvals for the purchase and sale of the Shares pursuant hereto, and the transactions contemplated hereby, be obtained or to cause any applicable waiting periods to expire. The Company, the Sellers and Newco will, as soon as practicable (and in no event more than ten Business Days after the date hereof), commence to take all other action required to obtain as promptly as practicable all other necessary consents, approvals, authorizations and agreements of, and to give all notices and make all other filings with, any third parties, including Governmental Authorities, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby, and to obtain from BNP and each Employee Optionholder other than the Sellers a consent to the payment of the applicable Per Share Merger Consideration due to such Persons pursuant to Article II, and the Company, Newco and the Sellers shall cooperate with each other with respect thereto. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its reasonable best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or appropriate to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder. The Company and the Sellers further agree that, subject to the terms and conditions of this Agreement, each of the Company and the Sellers shall use reasonable best efforts to cause the Closing to occur on or prior to the date 60 days after the date hereof.

            (b) Newco and the Company agree to use their reasonable best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Financing Letters, to cause the fulfillment of the parties' obligations hereunder and to cause the Closing to occur on or prior to the date 60 days after the date hereof. Such reasonable best efforts shall not include any obligation to obtain the bridge loan contemplated by Section 5.3(c) within such 60-day period.

            (c) In the event that the offering of up to $150,000,000 aggregate principal amount of senior subordinated debt securities contemplated by the Financing Letters shall not have been consummated on or before the date 90 days after the date hereof (the "Financing Deadline"), Newco agrees that it shall exercise its right to obtain, on behalf of the Company, the bridge loan contemplated by the bridge loan commitment letter dated March 5, 1998, among Newco, Bankers Trust New York Corporation and Merrill Lynch Capital Corporation (the

"Bridge Loan Commitment Letter"), and shall use its reasonable best efforts and take all actions necessary promptly, and in no event later than 14 days following the Financing Deadline, to effect the transactions contemplated by the Bridge Loan Commitment Letter for the purpose of satisfying the condition set forth in Section 4.2(d).

            5.4 Notification of Certain Matters. The Sellers and the Company shall give prompt notice to Newco, and Newco shall give prompt notice to the Seller Representative, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement and required to be made by the notifying party to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of the Company, Newco or any Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use reasonable efforts to remedy such failure, provided, HOWEVER, that no disclosure by any party pursuant to this Section 5.4 shall be deemed to amend or supplement any representation, warranty or schedule to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            5.5 Publicity. Newco, the Company and the Seller Representative agree to issue a joint press release announcing the execution of this Agreement immediately following execution and delivery of this Agreement (the "Signing Announcement"). Between the date hereof and the Closing (or, if the Closing does not occur, the date this Agreement is terminated), Newco, the Company and the Seller Representative agree not to issue any press release or make any similar public announcement or communication, written or oral, in respect of the transactions contemplated by this Agreement, other than the Signing Announcement and any other press release, announcement or communication jointly approved by Newco, the Company and the Seller Representative; provided, however, that no party shall be restrained, after consultation with the others, from making such disclosure as it shall be advised by counsel is required by Applicable Laws.

            5.6 Notice of Cancellation. As soon as practicable after the date hereof, the Company shall deliver to the Class A Warrantholders the notification of a "Non-Surviving Combination" required under Section 4.04(a) of the Class A Warrant Agreement.

            5.7 Senior Notes Offer. As soon as practicable after the date hereof, the Company shall deliver to the holders of Senior Notes an offer to purchase all outstanding Senior Notes (the "Senior Notes Offer"). The Company shall take all action necessary or advisable to consummate prior to the Closing Date the purchase of all Senior Notes properly tendered to the Company as contemplated by the Senior Notes Offer.

            5.8 Employee Benefits. The Company will maintain, for a period of one year after the Closing Date, without interruption, employee compensation and benefit plans, programs and policies and fringe benefits (including post-employment welfare benefits and severance) that will provide benefits to employees of the Company or the Subsidiaries who continue employment that are in the aggregate no less favorable than those provided pursuant to the Plans as in effect on the Closing Date. For a period of one year following the Closing, the Company will honor all Plans pursuant to their terms. Employees who continue employment shall be given credit for all service with the Company and the Subsidiaries (or service credited by the Company or the Subsidiaries for similar plans, programs or policies) under all of the Company's employee benefit and fringe benefit plans, programs and policies (other than equity compensation plans adopted on or after the Closing
Date) (including post-employment welfare benefits and severance) in which they become participants for the first time after the Closing Date for all purposes other than any benefit accrual.

            5.9 Non-solicitation of Employees. Newco agrees that between the date hereof and the Closing (or, if the Closing does not occur, the date this Agreement is terminated), except with the prior written consent of the Company or as expressly contemplated by this Agreement, Newco shall not, and shall direct its subsidiaries and its and their respective directors, officers, employees and representatives not to, directly or indirectly, hire, offer to hire or entice away any officer or employee of the Company or in any other manner persuade or attempt to persuade any such officer or employee to terminate his relationship with the Company.

            5.10 Further Assurances. Subject to the terms and conditions hereof, the parties hereto agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable under Applicable Laws to consummate the Recapitalization on the terms provided hereunder. In case at any time after the Closing any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable the parties hereto shall take all such action to effectuate such purposes.

            5.11 Exclusivity. During the term of this Agreement, the Company and each Seller agrees not to, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or encourage, or provide any confidential information to, or continue to do any of the foregoing with any corporation, partnership or other entity or group (other than Newco and its designees) concerning any proposed sale of stock or partnership interest or any merger or sale of securities or substantial assets of, or any similar transaction involving, the Company or any of its component corporations or partnerships, and the Company and each Seller shall cause each of the Subsidiaries to abide by the foregoing restrictions. The Company and each Seller represents that neither he, she or it nor any of his, her or its Affiliates is a party to or bound by any agreement with respect to any such transaction other than as contemplated by this Agreement.

                                   ARTICLE VI

                                    Survival

            6.1 Survival of Representations, Warranties and Covenants. Notwithstanding any otherwise applicable statute of limitations, all representations and warranties of the parties contained in this Agreement, and any covenants or other agreements the performance of which is specified to occur on or prior to the Closing or the Effective Date, shall not survive, and shall terminate effective as of, the Effective Date.

                                   ARTICLE VII

                                  Miscellaneous

            7.1 Payment of Expenses. Except as expressly provided in Sections 2.6(a) and 3.2(d), whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay all of his or its own out-of-pocket and other expenses (including, without limitation, reasonable attorneys' fees and disbursements) incident to preparing for, entering into and carrying out this Agreement.

            7.2 Waiver of Conditions. The conditions to each party's obligations to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Laws. Any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

            7.3 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

            (a) by mutual agreement of Newco, the Company and the Seller Representative, on behalf of the Sellers;

            (b) by Newco or by the Company and the Seller Representative, on behalf of the Sellers, by giving written notice of such termination to the other party, if (x) any condition to the terminating party's obligations hereunder has not been satisfied or waived and (y) the Closing shall not have occurred on or prior to September 30, 1998; provided, that the terminating party is not in material breach of its obligations under this Agreement;

            (c) by either Newco or the Company if the condition set forth in
Section 4.1(b) cannot be satisfied;

            (d) by the Company and the Seller Representative on behalf of the Sellers if the Closing shall not have occurred on or prior to 10 Business Days following the satisfaction of all the conditions to Closing set forth in Article IV hereof (other than conditions which, by their terms, are to be satisfied at the Closing) as a result of any action or inaction by Newco;

            (e) by Newco if the Closing shall not have occurred on or prior to 10 Business Days following the satisfaction of all the conditions to Closing set forth in Article IV hereof (other than conditions which, by their terms, are to be satisfied at the Closing) as a result of any action or inaction by the Company or any Seller; or

            (f) by the Company and the Seller Representative, on behalf of the Sellers, in the event that the condition to the Company's and the Seller's obligations under Section 4.2(d) cannot be satisfied by the date 14 days after the Financing Deadline;

in any case, without liability of any party hereto; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination and no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of such party to have performed its obligations hereunder, or (ii) any knowing misrepresentation made by such party of any matter set forth herein; and provided further that, notwithstanding any termination of this Agreement, the provisions of Sections 5.2 (Access by Newco; Confidentiality), 5.5 (Publicity), 7.1 (Payment of Expenses) and this Section
7.3 shall continue in full force and effect.

            7.4 Schedules. The inclusion of any matter in any Schedule to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, including each representation and warranty to which it may relate, but only to the extent that the relevance of such matter to a particular portion of this Agreement, including any representation or warranty, is reasonably apparent from the matter so disclosed.

            7.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            7.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

            7.7 Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and shall be given by hand delivery, courier service, facsimile transmission (with confirmation of receipt) at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

      If to Newco:

            ECCA Merger Corp.
            c/o Thomas H. Lee Company
            75 State Street
            Boston, MA 02109
            Attn:  Anthony J. DiNovi
            Facsimile:  (617) 227-3154

      With copies to:

            Hutchins, Wheeler & Dittmar,
              A Professional Corporation
            101 Federal Street
            Boston, MA 02110
            Attn:  James Westra
            Facsimile:  (617) 951-1295

      If to the Company or the Sellers:

            Eye Care Centers of America, Inc.
            11103 West Avenue
            San Antonio, TX 78213
            Attention: Mark T. Pearson
            Facsimile: (210) 524-6996

            and

            Desai Capital Management Incorporated
            540 Madison Avenue
            New York, New York 10022
            Attention: Timothy R. Kelleher
            Facsimile: (212) 838-9807

      With copies to:

            Sullivan & Cromwell
            125 Broad Street
            New York, New York 10004
            Attention: Earl D. Weiner, Esq.
            Facsimile: (212) 558-3588

            7.8 Entire Agreement, etc. This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; (ii) shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns; (iii) is for the benefit only of such parties and is not intended to create any obligations to, or rights in respect of, any other persons or entities, except to the extent employee benefits are continued under
Section 5.8; and (iv) shall not be assignable by operation of law or otherwise; provided, however, that (a) prior to the Effective Time, Newco shall be permitted to assign or delegate any or all of its rights and/or obligations hereunder to any affiliate of Newco reasonably satisfactory to the Company and the Sellers and (b) at or after the Effective Time, the Company shall be permitted to assign any or all of its rights hereunder to any Person.

            7.9 Captions. The Article, Section, Schedule and paragraph captions and the table of contents herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

            7.10 Tax Matters.

            (a) Cooperation on Tax Matters.

                  (i) Newco, the Company and any Subsidiary and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and any Subsidiary and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and any Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations including any extension thereof of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and any Subsidiary or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) Newco and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) Newco and Sellers further agree, upon request, to
            provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and the treasury regulations thereunder.

                  (iv) The Company agrees that all Tax Returns filed on or
            before the Closing Date will be prepared consistent with past practice. A draft of any such Tax Return will be provided to Newco no less than 14 Business Days in advance of filing for Newco's review and comment.

            (b) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company and any Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Company and any Subsidiary shall not be bound thereby or have any liability thereunder.

            (c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions ("Transfer Taxes")), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Sellers shall deliver to the Company Form W-8 and W-9, as applicable, at the Closing and prior to any payment for the securities pursuant to Article II. The Company shall withhold from payments to Sellers any withholding taxes required by law.

            7.11. Seller Representative. The Seller Representative is hereby appointed by each Seller to act for the Sellers in connection with the transactions contemplated by this Agreement, and any action under or in respect of this Agreement taken by the Seller Representative shall be binding upon all the Sellers. Each Seller agrees that the Seller Representative shall not be liable for, and agrees to indemnify and hold the Seller Representative harmless against, any claims, damages or losses that may arise out of any action or omission of the Seller Representative in connection with its service in such capacity, except any such claim, damage or loss that results from the Seller Representative's bad faith or willful disregard of its duties hereunder.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                          ECCA MERGER CORP.

                                          /s/ Charles A. Brizins
                                          ------------------------------
                                          By: Charles A. Brizins
                                          Title: Vice President


                                          EYE CARE CENTERS OF
                                           AMERICA, INC.

                                          /s/ Bernard N. Andrews
                                          ------------------------------
                                          By: Bernard N. Andrews
                                          Title: President/CEO


                                          SELLERS:

                                          EQUITY LINKED INVESTORS L.P.
                                          By:  Rohit M. Desai Associates
                                               General Partner

                                          /s/ Frank J. Pados
                                          ------------------------------
                                          By: Frank J. Pados
                                              Attorney-in-fact


                                          EQUITY LINKED INVESTORS II
                                          By:  Rohit M. Desai Associates - II
                                               General Partner

                                          /s/ Frank J. Pados
                                          ------------------------------
                                          By: Frank J. Pados
                                              Attorney-in-fact

                              INDOSUEZ EYE CARE PARTNERS
                              By:   Indosuez CM II, Inc., its
                                    Managing General Partner


                              By: /s/ Allen Gruenhut
                                 -------------------------
                                    Allen Gruenhut
                                    Vice President


                                        By: /s/ Michael F. Walsh
                                           -------------------------
                                              Michael F. Walsh
                                              Vice President


                              BERNARD W. ANDREWS

                              /s/ Bernard W. Andrews
                              ---------------------------------


                              NORMAN S. MATTHEWS

                              /s/ Norman S. Matthews
                              ---------------------------------

                              RICHARD W. ROBERSON

                              /s/ Richard W. Roberson
                              ---------------------------------

                              AGT HOLDINGS, LLC



                              By: /s/ Antoine G. Treville
                                 -------------------------
                                    Antoine G. Treville
                                    President

                                          WILLIAM J. PUETZ

                                          /s/ William J. Puetz
                                          ------------------------------


                                          JOHN HENRY WOLFORD

                                          /s/ John Henry Wolford
                                          ------------------------------

                                                                     EXHIBIT A


                    Form of Opinion of Counsel to the Company

                                                                     EXHIBIT B


                       Form of Opinion of Counsel to Newco